Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-122699 dated February 10, 2005, Form S-3 No. 333-52820 dated December 27, 2000, and Form S-8 No. 333-40674 dated June 30, 2000, Form S-8 No. 333-92607 dated December 10, 1999) of Online Resources Corporation and in the related Prospectuses of our reports dated March 8, 2005 with respect to the consolidated financial statements and schedules of Online Resources Corporation, Online Resources Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Online Resources Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia
March 11, 2005